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                                                                   EXHIBIT 2.1

                               PURCHASE AGREEMENT

         Purchase Agreement, dated as of July 11, 1997, by and among Boyd Kenner, Inc., a Louisiana corporation ("BKI"), Boyd Louisiana, L.L.C., a Nevada limited liability company ("Purchaser"), Boyd Gaming Corporation, a Nevada corporation ("Guarantor"), Treasure Chest Casino, L.L.C., a Louisiana limited liability company ("Treasure Chest"), and each of the persons set forth on Exhibit A hereto (such persons collectively, the "Selling Members," and severally, a "Selling Member").

         WHEREAS, each Selling Member is the record and beneficial owner of the number of issued and outstanding units of Treasure Chest set forth opposite such Selling Member's name in Exhibit A hereto (individually as to a Selling Member and collectively as to all Selling Members, the "Units");

         WHEREAS, Purchaser wishes to purchase or acquire, from each Selling Member, and each Selling Member wishes to sell, assign and transfer to Purchaser all of his, her or its Units for the purchase price and upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements made herein and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

                                    ARTICLE I
                         PURCHASE AND SALE OF THE UNITS

         1.1. Purchase and Sale of the Units. Subject to and upon the terms and conditions set forth in this Agreement, each Selling Member agrees that at the Closing (as hereinafter defined), he, she or it will transfer, sell and assign, and Purchaser agrees that at the Closing, Purchaser will purchase and acquire his, her or its Units, as set forth opposite his, her or its name in Exhibit A hereto.

         1.2. Purchase Price. In consideration of the transfer, sale and assignment of the Units by the Selling Members, Purchaser agrees that at the Closing, Purchaser will pay to or for the account of the Selling Members an aggregate purchase price of $103,670,000, subject to adjustment as provided for in this Section 1.2 (the "Purchase Price"), consisting of (i) $100,670,000, subject to adjustment (the "Cash Amount" and, as adjusted, the "Adjusted Cash Amount") and (ii) $3,000,000 (the "Escrow Fund"). The amount of the Purchase Price payable to each Selling Member, allocated as between the Cash Amount and the Escrow Fund, is set forth opposite his, her or its name in Exhibit A hereto. The Cash Amount shall be (i) increased by an amount equal to 85 percent of the amount, if any, by which Working Capital (as hereinafter defined) at the Effective Date (as hereinafter defined) exceeds $5,100,000 and (ii) decreased by an amount equal to 85 percent of the amount, if any, by which Working Capital at the Effective Date is less than $5,100,000. For purposes of this Agreement, "Working Capital" shall mean current assets minus current liabilities, exclusive of the current



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portion of long-term debt, as determined by the Effective Date Balance Sheet, which shall be the balance sheet of Treasure Chest as of the Effective Date prepared jointly by BKI, Treasure Chest and the Members' Representative and consistent with the financial statements of Treasure Chest as historically presented. The parties agree that Treasure Chest shall continue to make normal quarterly cash flow distributions, determined in accordance with past practice and procedure in the ordinary course, through the Effective Date.

         1.3. Post-Closing Purchase Price Adjustment. In the event any asset or liability (or the facts, conditions or events giving rise to any such asset or liability), arose, existed or accrued on or before the Closing Date (other than any Claims and Damages otherwise subject to indemnification under Section 7.1) which was not provided for or adequately reserved against in the Effective Date Balance Sheet and which asset or liability is discovered on or prior to the one year anniversary of the Closing Date (the amount of each such asset or liability herein, an "Adjustment Amount"), and the amount of such assets or liabilities exceed in the aggregate $100,000, the Purchase Price shall be (a) increased, in the case of an asset, by an amount equal to 85 percent of such Adjustment Amount; provided, however, that in no event shall such increase, in the aggregate, exceed the lesser of (i) the remaining balance of the Escrow Fund at the date of such discovery and (ii) $3,000,000, which amount shall be paid pro-rata to the Selling Members as soon as practicable but in no event more than one year from the Closing Date and, (b) decreased, in the case of a liability, by an amount equal to 85 percent of the Adjustment Amount, which amount shall be recoverable and payable to Purchaser solely and exclusively from the Escrow Fund pursuant to the terms and conditions of the Escrow Agreement. Notwithstanding anything in this Section 1.3 to the contrary, no adjustment to the Purchase Price shall be made for any payments made after Closing for any liabilities, costs or expenses related to or associated with the sales tax and litigation matters set forth on Schedule 1.3 (collectively, the "Excluded Liabilities"); provided that liabilities, costs and expenses related to or associated with the litigation matters listed in Schedule 1.3 do not exceed in the aggregate $250,000. All liabilities, costs and expenses related to or associated with the litigation matters listed in Schedule 1.3 in excess of $250,000 shall be subject in all respects to the purchase price adjustment provisions of this Section 1.3. Prior to the Closing, all decisions relating to or associated with the Excluded Liabilities shall be made consistent with the prior practices of Treasure Chest.

         1.4. Escrow Agreement. BKI, Purchaser and each Selling Member agree, at the Closing, to enter into the Escrow Agreement, substantially in the form attached hereto as Exhibit B, with the Escrow Agent (as defined therein) providing for the escrow of the Escrow Fund subject to the terms and conditions of the Escrow Agreement.

         1.5. Guaranty. Guarantor, shall deliver contemporaneously with the execution of this Agreement, its Guaranty, in the form attached hereto as Exhibit C, providing for the guarantee by Guarantor of the performance by BKI and Purchaser of their obligations under this Agreement.


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                                   ARTICLE II
                                   THE CLOSING

         2.1. Place and Date. The closing of the purchase and sale of the Units (the "Closing") shall take place at the offices of McGlinchey Stafford, A Professional Limited Liability Company, 643 Magazine Street, New Orleans, Louisiana 70130, at 9:00 A.M., New Orleans time, at the election of the Members' Representative delivered in writing to BKI at least ten days prior to the date that the application of Treasure Chest to the Louisiana Gaming Control Board is placed on its agenda, either (a) on the date which is two business days after the Effective Date (as hereinafter defined), or (b) on the date which is ten business days after the Effective Date, or, in each such case, on such other date following the Effective Date upon which the parties may agree (each such date, the "Closing Date"). The term "Effective Date" shall mean, in the case of clause (a) above, the date upon which all of the conditions set forth in Article V of this Agreement are satisfied (or waived, if permitted) and, in the case of clause (b) above, the earlier of (i) the date which is 15 days after all of the conditions set forth in Article V of this Agreement are satisfied (or waived, if permitted) and (ii) the last day of the month in which all of the conditions set forth in Article V are satisfied (or waived, if permitted). The transactions contemplated by this Agreement shall be effective on the applicable Effective Date.

         2.2. Payment of Purchase Price; Delivery of Related Agreements. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (i) pay by wire transfer of immediately available funds to a joint account maintained by the Seller's Representative for the benefit of the Selling Members the Adjusted Cash Amount, which amount shall be disbursed pro rata to the Selling Members by the Members' Representative after the payment of related expenses, (ii) deliver to the Escrow Agent the Escrow Fund and the Escrow Agreement, duly executed by BKI and Purchaser, (iii) deliver to each of the Selling Members a copy of the Escrow Agreement, duly executed by BKI, Purchaser and the Escrow Agent.

         2.3. Delivery of the Units; Delivery of Escrow Agreement. On the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) the Members' Representative shall deliver to Purchaser certificates representing the Units, duly endorsed in blank or accompanied by other instruments of transfer duly executed in blank by the Selling Members, (ii) the Members' Representative shall deliver to BKI and Purchaser an amendment to the Operating Agreement, duly executed by each of the Selling Members, pursuant to which the Selling Members withdraw as Members of Treasure Chest and Purchaser is admitted as a Member of Treasure Chest, (iii) the Members' Representative shall deliver to BKI and Purchaser the Unanimous Consent of the Members of Treasure Chest and Managers of the Executive Committee and the Chief Executive Officer of Treasure Chest (collectively, the "Managers ") and the Amendment and Restatement of the Articles of Organization substantially in the form attached hereto as Exhibits D and E, duly executed by each of the Selling Members and the Managers, as applicable; and (iv) the Members' Representative shall deliver to Purchaser and to the Escrow Agent one or more copies of the Escrow Agreement, duly executed by each of the Selling Members.


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         2.4. Management Agreement. Treasure Chest, BKI, BL and the Selling
Members agree that all obligations of BKI under the Management Agreement, dated August 30, 1993, between Treasure Chest and BKI (the "Management Agreement"), whether known or unknown, absolute, contingent or otherwise and whether due or to become due, which arose, existed or accrued prior to the Effective Date, shall remain in full force and effect and may be enforced by the Selling Members or the Members' Representative against BKI, Purchaser and Guarantor, as solidary obligors.

         2.5. Other Matters. At the Closing, there shall also be delivered to BKI, Purchaser and the Members' Representative, as the case may be, the opinions of counsel and other documents, certificates and instruments to be delivered pursuant to Article V below.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of the Selling Members. Each Selling Member (with respect to himself, herself or itself but not with respect to any other Selling Member) represents and warrants to BKI and Purchaser as follows:

              3.1.1. Authorization, etc. Such Selling Member has the requisite power and authority to execute and deliver this Agreement, to perform fully his, her or its obligations hereunder, and to consummate the transactions contemplated hereby. Such Selling Member has duly executed and delivered this Agreement and on the Closing Date such Selling Member will have duly executed and delivered the Escrow Agreement. This Agreement is, and on the Closing Date the Escrow Agreement will be, a legal, valid and binding obligation of such Selling Member, enforceable against him, her or it in accordance with their respective terms.

              3.1.2. Title to Units. Such Selling Member, with respect to the Units owned by him, her or it, hereby represents and warrants that he, she or it owns, beneficially and of record, all of the Units which are listed on Exhibit A as owned by him, her or it, which Units shall be, at Closing, free and clear of all liens, pledges, assessments, charges, security interests, claims or other encumbrances of any kind (each, a "Lien"), such Units represent the entirety of the Selling Member's ownership interest in Treasure Chest and all of such Units are duly and validly issued and fully paid and, upon the consummation of the transactions contemplated by this Agreement, at the Closing, Purchaser will acquire good and valid title to such Units, free and clear of any Liens.

              3.1.3. No Conflicts, etc. Provided that the consents specifically contemplated by Sections 5.1.2, 5.1.3 and 5.1.4 of this Agreement are obtained, the execution delivery and performance by such Selling Member of this Agreement and the Escrow Agreement, and the consummation of the transactions by such Selling Member contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) or create in any other person a right or claim of termination, amendment, modification, acceleration or cancellation under (i) to the knowledge


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of such Selling Members, any law, statute, ordinance, governmental rule or regulation (each, a "Law") applicable to such Selling Member, or (ii) any contract (whether written or oral), agreement, arrangement or other instrument (each, a "Contract") to which such Selling Member is a party or, to the knowledge of such Selling Member, by which he, she or it may be bound or affected, except, in the case of clause (ii), for violations or defaults that, individually and in the aggregate, would not have a Material Adverse Effect (as hereinafter defined) on the business, results of operations, condition (financial or otherwise) or properties of Treasure Chest and would not materially impair the ability of such Selling Member to perform his, her or its obligations hereunder or under the Escrow Agreement. For purposes of this Agreement, Material Adverse Effect shall mean a material adverse change in or effect upon the business, results of operation, condition (financial or otherwise) or properties of Treasure Chest. The term "Laws" shall include, without limitation, all laws, rules and regulations governing or relating to current or contemplated riverboat casino and gaming activities, including, but not limited to, the Louisiana Gaming Control Law (LSA-RS 27:1 et seq.) and all predecessor or successor laws thereto and all rules, orders, directives and regulations issued or promulgated thereunder. Except as specified in Schedule
3.1.3 and except for such approvals as may be required under the Louisiana Gaming Control Law, no governmental approval or other approval or other consent of any party is required to be obtained or made by such Selling Member in connection with the execution and delivery of this Agreement or the Escrow Agreement or the consummation of the transactions contemplated hereby or thereby.

              3.1.4. Absence of Undisclosed Liabilities. To the knowledge of such Selling Member, Treasure Chest has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedule 3.1.4, (b) as and to the extent disclosed and adequately reserved against in the unaudited balance sheet (the "April Balance Sheet") of Treasure Chest as of April 30, 1997 (the "Balance Sheet Date") and (c) for liabilities and obligations that (i) were incurred after the Balance Sheet Date, in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to Treasure Chest and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

              3.1.5. Litigation. Except as set forth in Schedule 3.2.7, there is no action, suit, proceeding or arbitration, or any citation, summons or subpoena served on such Selling Member or, to the knowledge of such Selling Member, any claim, demand, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of such Selling Member, threatened against or relating to such Selling Member with respect to Treasure Chest, the Units or, to the knowledge of such Selling Member, against or relating to the transactions contemplated by this Agreement.

              3.1.6. Contracts. (a) Except as set forth on Schedule 3.1.6 and except for Contracts entered into in the ordinary course of business consistent with prior practice, neither such Selling Member nor any of its affiliates has executed or entered into any Contract for or on behalf of Treasure Chest, or by which Treasure Chest or any of its properties or assets is bound or affected, which Contract is in effect on the date hereof.


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                                (b) Schedule 3.2.10(b) attached hereto contains
a true and complete list of any Contracts which are effective as of the date of this Agreement between or among Treasure Chest, on the one hand, and (i) such Selling Member and/or (ii) any one or more affiliates of such Selling Member, on the other hand. For purposes of this Section 3.1.6, and Sections 3.2.10(b), 3.6 and 4.2.4 hereof, the term "affiliates" shall include "affiliates" and "associates" as defined in Rule 12b-2 under the Securities Exchange Act of 1934 but shall exclude Treasure Chest.

              3.1.7. Disclosure. To the knowledge of such Selling Member, no representation or warranty by Treasure Chest and the Selling Members contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Treasure Chest or any Selling Member to BKI, Purchaser or their representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

         3.2. Representations and Warranties of Treasure Chest and Robert J. Guidry. Each of Treasure Chest and Robert J. Guidry ("Guidry") makes the representations and warranties set forth in this Section 3.2 to BKI and Purchaser. When a representation and warranty is made herein to the knowledge of Treasure Chest, the knowledge of Treasure Chest shall be limited to the knowledge of any present member of the Executive Committee of Treasure Chest.

              3.2.1. Authorization, etc. Treasure Chest has the requisite power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Treasure Chest of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Treasure Chest. Treasure Chest has duly executed and delivered this Agreement. This Agreement is a legal, valid and binding obligation of Treasure Chest, enforceable against it in accordance with its terms

              3.2.2. Status. (a) Treasure Chest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Louisiana, with full power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

                                (b) Treasure Chest is duly qualified or licensed
to do business in each of the jurisdictions in which the operation of its business or the character of the properties owned, leased or operated by it makes such qualification or licensing necessary.

                                (c) Treasure Chest has delivered to BKI complete
and correct copies of its Articles of Organization and Operating Agreement, as amended and in effect on the date hereof. Treasure Chest is not in violation of any of the provisions of its Articles of Organization or Operating Agreement. The minute books and other records of Treasure Chest as made available to BKI prior to the execution of this Agreement contain a true and complete


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record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the members, managers and executive committee of Treasure Chest. The Unit transfer ledgers and other similar records of Treasure Chest as made available to BKI Prior to the execution of this Agreement currently reflect all record transfers prior to the execution of this Agreement in the membership interests of Treasure Chest.

              3.2.3. Capitalization, etc. The authorized, issued and outstanding membership interests of Treasure Chest consist solely of 10,000 Units and the record ownership of the Units is as set forth in Exhibit A hereto. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments arrangements or understandings of any kind obligating Treasure Chest contingently or otherwise, to issue or sell, or cause to be issued or sold, any Units, or any securities convertible into or exchangeable for any such Units are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of Treasure Chest to repurchase, redeem or otherwise acquire any outstanding Units.

              3.2.4. No Conflicts, etc. Provided that the consents specifically contemplated by Sections 5.1.2, 5.1.3 and 5.1.4 of this Agreement are obtained, the execution, delivery and performance by Treasure Chest of this Agreement and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a material violation of or a material default under (with or without the giving of notice or the lapse of time or both), create in any other person a material right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien, except for (i) Liens for taxes accrued but not yet payable, (ii) Liens arising as a matter of law in the ordinary course of business; provided that the obligations secured by such Liens are not delinquent or are being contested in good faith, and (iii) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of any such properties or assets or the pending sale of such owned properties or assets (the Liens and other matters described in (i), (ii) and (iii), each, a "Permitted Lien") upon any of the properties or assets of Treasure Chest under, (i) to the knowledge of Treasure Chest and Guidry, any Law applicable to Treasure Chest or any of its properties or assets, (ii) the Articles of Organization or Operating Agreement of Treasure Chest or (iii) to the knowledge of Treasure Chest and Guidry, except as set forth in Schedule 3.2.4, any Contract to which Treasure Chest is a party or by which it or any of its properties or assets may be bound or affected, except, in the case of clause
(iii), for violations or defaults that, individually and in the aggregate, would not have a Material Adverse Effect and would not materially impair the ability of Treasure Chest to perform its obligations hereunder. To the knowledge of Treasure Chest and Guidry, except as specified in Schedule 3.2.4, no governmental approval or other approval or other consent of any party is required to be obtained or made by Treasure Chest in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              3.2.5. Absence of Undisclosed Liabilities. To the knowledge of Treasure Chest and Guidry, Treasure Chest has no liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (a) as set forth in Schedules 3.2.5 and 3.2.7, (b) as and to the extent disclosed and


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adequately reserved against in the April Balance Sheet, and (c) for liabilities and obligations that (i) were incurred after the Balance Sheet Date, in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to Treasure Chest and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

              3.2.6. Absence of Changes. To the knowledge of Treasure Chest and Guidry, since the Balance Sheet Date, Treasure Chest has conducted its business only in the ordinary course of business consistent with prior practice and has not, without the knowledge of BKI as manager under the Management Agreement or of Guarantor:

                                (a) suffered any Material Adverse Effect;

                                (b) declared, set aside, made or paid any
dividend or other distribution in respect of its membership interests or otherwise purchased or redeemed, directly or indirectly, any Units, except as provided for in Section 1.2 of this Agreement;

                                (c) issued or sold any Units or any securities
convertible into or exchangeable for any such Units, or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingent or otherwise, to purchase or otherwise acquire any such Units or any securities convertible into or exchangeable for any such Units;

                                (d) incurred any indebtedness for borrowed
money, issued or sold any debt securities or prepaid any debt (including, without limitation, any borrowings from or prepayments to any Selling Member);

                                (e) mortgaged, pledged or otherwise subjected to
any Lien (other than any Permitted Lien), any of its properties or assets, tangible or intangible;

                                (f) forgiven, canceled, compromised, waived or
released any debts, claims or rights, except for debts of, or claims and rights against, persons other than any Selling Member that have been forgiven, canceled, compromised, waived or released in the ordinary course of business;

                                (g) amended, modified or terminated any existing
Contract or entered into (i) any agreement, commitment or other transaction, other than agreements entered into in the ordinary course of business and involving an expenditure of less than $25,000 in each individual case and $100,000 in the aggregate, or (ii) any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on notice of 30 days or less from the end of the first month following the Closing Date;

                                (h) paid or committed to pay any bonus, other
incentive compensation, change in control or similar compensation to any officer, director, manager, employee, sales representative, agent or consultant, or granted or committed to grant to any officer, director, manager, employee, sales representative, agent or consultant any other


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

increase in, or additional, compensation in any form, except for customary amounts paid in the ordinary course of business in accordance with prior practice;

                                (i) entered into, instituted, adopted or amended
or committed to enter into, institute, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, option or other equity, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement in respect of or for the benefit of any officer, director, manager, employee, sales representative, agent, consultant, affiliate or Selling Member (whether or not legally binding), other than customary employment, consulting or other agreements and arrangements in the ordinary course of business in accordance with prior practice;

                                (j) amended either of its Articles of
Organization or Operating Agreement;

                                (k) incurred, assumed, guaranteed or otherwise
become directly or indirectly liable with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person) other than agreements for purchases of goods or services in the ordinary course of business;

                                (1) sold any assets with a value in excess of
525,000 in each case or S100,000 in the aggregate, except for sales of assets in the ordinary course of business;

                                (m) received any notice of termination of any
Contract, lease, or other agreement which, in any case or in the aggregate, would have or result in a Material Adverse Effect;

                                (n) made any capital expenditures or capital
additions or improvements in excess of an aggregate of $100,000;

                                (o) entered into any transaction, Contract or
commitment other than in the ordinary course of business, or paid or agreed to pay any legal, accounting, brokerage, finder's fees, taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                                (p) transferred or granted any rights under, or
entered into any settlement regarding the breach or infringement of, any United States or foreign patents, trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, trade secrets and know-how, copyrights, and intellectual property rights to or similar to and registrations and applications relating to any of the foregoing (each and collectively, "Intellectual Property"), or modified any existing rights with respect thereto;

                                (q) instituted, settled or agreed to settle any
litigation, action or proceeding before any court, or governmental body other than in the ordinary course of


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

business consistent with prior practice but not in any case involving amounts in excess of $25,000; or

                                (r) taken any action or omitted to take any
action that would result in the occurrence of any of the foregoing.

              3.2.7. Litigation. To the knowledge of Treasure Chest and \Guidry, except as set forth in Schedule 3.2.7, there is no action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened against or relating to Treasure Chest or against or relating to the transactions contemplated by this Agreement.

              3.2.8. Compliance with Laws and Other Instruments; Governmental Approvals. (a) To the knowledge of Treasure Chest and Guidry, and except as set forth in Schedule 3.2.7, Treasure Chest is not in violation of or default under
(i) any Law applicable to it or any of its properties or business, (ii) any provision of its Articles of Organization or Operating Agreement or (iii) any Contract, or any other material agreement or instrument to which it is party or by which it or any of its properties is bound or affected, except for any such violations of and defaults under any such Law, Contract or other agreement or instrument that, individually and in the aggregate, would not have a Material Adverse Effect.

                                (b) To the knowledge of Treasure Chest and
Guidry, all material governmental approvals necessary for the conduct of the business and operations of Treasure Chest have been duly obtained and are in full force and effect. As of the date hereof, to the knowledge of Treasure Chest and Guidry, except as set forth in Schedule 3.2.7, there are no proceedings pending or threatened that would result in the revocation, cancellation or suspension, or any materially adverse modification, of any such governmental approval, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.

              3.2.9. Title to Assets. (a) On the Balance Sheet Date, Treasure Chest had, and as of the date of this Agreement has, good and merchantable title to the vessel upon which the gaming operations of Treasure Chest are conducted (the "Riverboat") and the entertainment barge (the "Barge") moored adjacent to the Riverboat. To the knowledge of Treasure Chest and Guidry, Treasure Chest has good and merchantable title to all other material properties and assets reflected on the April Balance Sheet and all real property and all other material properties and assets acquired since such date, in each case free and clear of all Liens (other than any Permitted Lien), except as set forth on
Schedule 3.2.9(a). To the knowledge of Treasure Chest and Guidry, Treasure Chest owns, or has valid leasehold interests in, all material properties and assets used in the conduct of its business as now conducted. Treasure Chest has rights of ingress and egress with respect to its owned or leased real property and all buildings, structures, facilities, fixtures and other improvements thereon.


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

                                (b) To the knowledge of Treasure Chest and
Guidry, with respect to each lease of any real property or a material amount of personal property to which Treasure Chest is a party, (i) such lease is a legal, valid and binding agreement, is in full force and effect and is enforceable against Treasure Chest and each other party thereto, in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid or accrued; (iii) there exists no material default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease, and which would result in a Material Adverse Effect; and (iv) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach under, or cause a termination of, such lease, which would result in a Material Adverse Effect. To the knowledge of Treasure Chest and Guidry, except as set forth on Schedule 3.2.9(b), no consent of any third party is required under any such lease as a result of or in connection with, and the enforceability of any lease will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                (c) To the knowledge of Treasure Chest and
Guidry, Treasure Chest has no legal obligation, absolute or continent, to any other person to sell or otherwise dispose of any substantial part of its assets; or to sell to dispose of any material assets except in the ordinary course of business consistent with prior practice.

                                (d) To the knowledge of Treasure Chest and
Guidry, none of Treasure Chest's owned or leased real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable Law in any material respect.

                                (e) To the knowledge of Treasure Chest and
Guidry, there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation of any such real property or the improvements thereon.

              3.2.10. Contracts. (a) Except as set forth on Schedule 3.1.6 and except for Contracts entered into in the ordinary course of business consistent with prior practices, neither Guidry nor, to the knowledge of Treasure Chest and Guidry, any Selling Member, has executed or entered into any Contract for or on behalf of Treasure Chest, or by which Treasure Chest or any of its properties or assets is bound or affected, which Contract is in effect on the date hereof. To the knowledge of Treasure Chest and Guidry, Schedule 3.2.10(a) attached hereto contains a true and complete list of each Contract to which Treasure Chest is a party and which involves payments or amounts exceeding $100,000 per annum, except for Contracts entered into in the ordinary course of business consistent with prior practices. To the knowledge of Treasure Chest and Guidry, all Contracts listed in Schedule 3.2.10(a) are in full force and effect and enforceable against Treasure Chest and each other party thereto, in accordance with its terms. To the knowledge of Treasure Chest and Guidry, there does not exist under any Contract listed in Schedule 3.2.10(a) any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Treasure Chest or an other party thereto, except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and will not materially impair the ability of Treasure Chest to perform its obligations hereunder. To the knowledge of Treasure Chest and Guidry, except as set forth in Schedule 3.2.10(a), no consent of any third party is required under any Contract listed in Schedule 3.2.10(a) as a result of or in connection with, and the enforceability of any such Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                (b) Schedule 3.2.10(b) attached hereto contains
a true and complete list of any Contracts between or among Treasure Chest, on the one hand, and (i) any one or more Selling Members and/or (ii) any one or more affiliates of a Selling Member, on the other hand.

              3.2.11. Licenses. To the knowledge of Treasure Chest and Guidry, except as set forth in Schedule 3.2.11 and subject to Section 3.5, Treasure Chest has all necessary licenses, permits, approvals, registrations and similar consents and authorizations (including without limitation, those required to conduct the riverboat gaming activities which it is presently conducting) (individually, a "License" and, collectively, the "Licenses") required to lawfully conduct its business as presently conducted, including but not limited to all material Licenses required for Treasure Chest to operate as it currently operates and in accordance with all applicable Laws or orders or permits of any governmental authority, and, to the knowledge of Treasure Chest and Guidry, except as set forth in Schedule 3.2.11; (a) each such License is valid, binding and in full force and effect, (b) no such License is subject to revocation or forfeiture by virtue of any existing circumstance, (c) there is no pending or threatened proceeding to modify in any material respect or revoke any material License, (d) no such License is subject to any outstanding order, decree, judgment or stipulation known to Treasure Chest or Guidry that would materially affect such License, and (e) Treasure Chest is not, and has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.

              3.2.12. Intellectual Property. (a) Title. To the knowledge of Treasure Chest and Guidry, Schedule 3.2.12(a) contains a complete and correct list of all Intellectual Property that is owned by Treasure Chest, other than Intellectual Property that is both not registered of subject to application for registration and not material to the business of Treasure Chest. To the knowledge of Treasure Chest and Guidry, all Intellectual Property related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to, the business of Treasure Chest (the "Intellectual Property Assets") are owned by Treasure Chest, except as disclosed on Schedule 3.2.12(a).

                                (b) No Infringement. To the knowledge of
Treasure Chest and Guidry, the conduct of its business by Treasure Chest does not infringe or otherwise conflict with any rights of any person in respect of any Intellectual Property. To the knowledge of Treasure Chest and Guidry, none of the Intellectual Property Assets is being infringed.

                                (c) Licensing Arrangements. To the knowledge of
Treasure Chest and Guidry, there are no Contracts, agreements or arrangements pursuant to which Treasure Chest has licensed any Intellectual Property Assets to, or the use of such Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other person. To the knowledge of Treasure Chest and Guidry, there are no Contracts, agreements or arrangements pursuant to which Treasure Chest has had Intellectual Property primarily related to, used in, held for use primarily in connection with, or necessary for the conduct of or otherwise material to its business licensed to it, or has otherwise been permitted to use such Intellectual Property (through non-assertion, settlement or similar agreements or otherwise) (other than off-the-shelf commercially available software).

                                (d) No Intellectual Property Litigation. To the
knowledge of Treasure Chest and Guidry, no claim or demand of any person has been made nor is there any proceeding chat is pending or threatened, which (i) challenges the rights of Treasure Chest in respect of any Intellectual Property Assets or (ii) asserts that Treasure Chest is infringing or otherwise in conflict with, or is required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property.

              3.2.13. Environmental Matters. To the knowledge of Treasure Chest and Guidry:

                                (a) Except for the matters set forth on Schedule
3.2.13, no liability under any citations, fines or penalties has been asserted against Treasure Chest since January 1, 1993, under any court order or decree, or Law, ordinance, rule, regulation, notice, plan or demand letter relating to pollution or protection of human health, safety or the environment, including those relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, ground water, soil, wetlands, subsurface strata or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, or use of wetlands (each, an "Environmental Law Requirement").

                                (b) (i) Treasure Chest has obtained all Licenses
that are required to be obtained by it in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties") under any applicable Environmental Law Requirements, except where failure to obtain such Licenses would not have a Material Adverse Effect;

                                    (ii) Treasure Chest is in compliance in all
respects with all terms and conditions of such Licenses and with all applicable Environmental Law Requirements, except where the failure to so comply would not have a Material Adverse Effect;

                                    (iii) there are no past or present events,
conditions, circumstances, activities or plans, in each case by or relating in any manner to Treasure Chest or its use of the Subject Properties that did or would violate or prevent compliance or continued compliance with any Environmental Law Requirement or give rise to any Environmental Liability (as hereinafter defined), except for such matters as would not have a Material Adverse Effect;

                                    (iv) there is no civil, criminal or
administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or, to the knowledge of Treasure Chest or Guidry, threatened by any person against Treasure Chest, or any prior owner of any of the Subject Properties, and relating in any way to any Environmental Law Requirement or seeking to impose any Environmental Liability, except for such matters as would not have a Material Adverse Effect;

                                    (v) all river dredging operations and
disposal of dredge spoils have been carried out in compliance in all respects with all applicable Environmental Law Requirements, except where the failure to so comply would not have a Material Adverse Effect;

                                    (vi) no hazardous material has been
recycled, treated, stored, disposed of or released by Treasure Chest at any location; and

                                    (vii) there have been no environmental
investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Treasure Chest in relation to any site or facility now or previously owned, operated or leased by Treasure Chest which have not been delivered to BKI prior to the execution of this Agreement.

                                (c) "Environmental Liability" shall mean (i) any
liability or obligation arising under any Environmental Law Requirement that has resulted in or is reasonably likely to result in a Material Adverse Effect, or
(ii) any liability or obligation under any other current theory of law or equity (including without limitation, any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handing, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste, which liability or obligation has resulted in or is reasonably likely to result in a Material Adverse Effect.

              3.2.14. Condition of Riverboat. To the knowledge of Treasure Chest and Guidry, the hull and all major components of the Riverboat are in all material respects in accordance with generally accepted industry practice for vessels the its age, type and trade of the Riverboat in good working order and in good operating condition, repair and maintenance. The Riverboat is classed "Multese Cross A-1" with the American Bureau of Shipping without outstanding recommendations or notations.

              3.2.15. Brokers; Finders, etc. Except for the DLJ Agreement (as hereinafter defined), Treasure Chest has not engaged any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

              3.2.16. Disclosure. To the knowledge of Treasure Chest and Guidry, no representation or warranty by Treasure Chest and the Selling Members contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Treasure Chest or any Selling Member to BKI, Purchaser, or their representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

         3.3. Representations and Warranties of BKI, Purchaser and Guarantor. BKI, Purchaser and Guarantor represent and warrant to Treasure Chest and each Selling Member as follows:

              3.3.1. Authorization, etc. BKI, Purchaser and Guarantor, as the case may be, have the power and authority to execute and deliver this Agreement, the Guarantee and the Escrow Agreement, to perform fully their respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by BKI, Purchaser and Guarantor of this Agreement and by Guarantor of the Guarantee, and the consummation of the transactions contemplated hereby and thereby have been, and on the Closing Date the execution and delivery by BKI and Purchaser of the Escrow Agreement, and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of BKI, Purchaser and Guarantor, as the case may be. BKI, Purchaser and Guarantor, as the case may be, have duly executed and delivered this Agreement and the Guarantee, and on the Closing Date BKI and Purchaser will have duly executed and delivered the Escrow Agreement. Each of this Agreement and the Guaranty is, and on the Closing Date the Escrow Agreement will be, legal, valid and binding obligations of BKI, Purchaser and Guarantor, as the case may be, enforceable against such party in accordance with their respective terms.

              3.3.2. Corporate Status. Each of BKI and Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its respective business. Purchaser is a limited liability company duly organized, validly existing and in good standing, under the laws of the jurisdiction of its organization, with full corporate power and authority to carry on its business.

              3.3.3. No Conflicts, etc. Provided that the consents specifically contemplated by Sections 5.1.2, 5.1.3 and 5.1.4 of this Agreement are obtained, the execution, delivery and performance by BKI, Purchaser and Guarantor of this Agreement, by BKI and Purchaser of the Escrow Agreement, and by Guarantor of the Guarantee, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both), create in any other person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (other than any Permitted Lien), or any obligation to create any Lien, upon any of the properties or assets of BKI, Purchaser or Guarantor under (i) any Law applicable to BKI, Purchaser or Guarantor or any of the properties or assets of BKI, Purchaser or Guarantor, (ii) the articles of incorporation or by-laws of BKI or Guarantor or the Articles of Organization or Operating Agreement of Purchaser or
(iii) any Contract, agreement or other instrument to which BKI, Purchaser or Guarantor is a party or by which BKI, Purchaser or Guarantor or any of their properties or assets may be bound or affected, except, in the case of clause
(iii), for violations or defaults that, individually and in the aggregate, would not have a material adverse effect on the business, results of operations, condition (financial or otherwise) or properties of BKI, Purchaser or Guarantor, taken as a whole (a "BKI Material Adverse Effect"), and would not materially impair the ability of BKI, Purchaser or Guarantor, as the case may be, to perform its respective obligations hereunder and under the Escrow Agreement or the Guarantee.

              3.3.4. Brokers; Finders, etc. BKI and Purchaser have not engaged any broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement who would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

              3.3.5. Purchase for Investment. Purchaser is purchasing the Units solely for investment, with no present intention to resell the Units. BKI and Purchaser hereby acknowledge that the Units have not been registered pursuant to the Securities Act of 1933 or other applicable Law and may not be transferred in the absence of such registration or an exemption therefrom.

              3.3.6. Disclosure. To the knowledge of BKI, Purchaser and Guarantor, no representation or warranty by BKI, Purchaser or Guarantor contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of BKI to Treasure Chest and each Selling Member or their representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

         3.4. No Duty to Inquire. When a representation or warranty under this
Article III is made to the knowledge of any Selling Member, there shall be no duty on the part of such Selling Member to inquire of the employees of Treasure Chest with respect to such representation or warranty.

         3.5 Disclaimer of Certain Representations and Warranties.

              3.5.1. Cruising Risks. Treasure Chest and the Selling Members advised BKI, Purchaser and Guarantor that the Louisiana Gaming Control Board and the Louisiana State Police are currently examining the cruising records of Treasure Chest relating to compliance by Treasure Chest with the cruising requirements of Louisiana law (the "Examination"). In view of the uncertainties of the Examination, and notwithstanding any representations or warranties of Treasure Chest or the Selling Members in this Agreement, express or implied, Treasure

Chest and the Selling Members hereby specifically disclaim any representation or warranty that the Examination will not result in material administrative or judicial actions or proceedings against Treasure Chest or that Treasure Chest will not as a result thereof incur other Material Adverse Effects, including but not limited to substantial fines, a declaration of the Kenner site as unsuitable and/or revocation of the Treasure Chest gaming license (the "Riverboat Gaming License") (such Material Adverse Effects resulting from the Examination, collectively, the "Cruising Risks").

              3.5.2. License Risks. Treasure Chest and the Selling Members have advised BKI, Purchaser and Guarantor, and Purchaser and Guarantor acknowledge, that they are aware that there is a pending federal grand jury proceeding in the United States District Court for the Eastern District of Louisiana which is investigating the making of political contributions, the awarding of riverboat gaming licenses, the awarding of state contracts, and other matters (the "Investigation"). In view of the uncertainties of the Investigation; and notwithstanding any of the representations or warranties of Treasure Chest or the Selling Members in this Agreement, express or implied, Treasure Chest and the Selling Members hereby specifically disclaim any representation or warranty that Treasure Chest will not incur Material Adverse Effects arising out of or relating to the Investigation, including, but not limited to, suspension, revocation, seizure or forfeiture of the Riverboat Gaming License or any asset of the Company or any Selling Member (such Material Adverse Effects arising out of or relating to the Investigation, collectively the "License Risks"). BKI, Purchaser and Guarantor agree that in making their investment decisions, BKI, Purchaser and Guarantor have not relied on, and have drawn no favorable inference from, any failure of the Selling Members to disclose facts that may be relevant to the License Risks and BKI, Purchaser and Guarantor have assumed that the Investigation could result in Material Adverse Effects.

         3.6. Accuracy of Representations and Warranties. No representation or warranty under Sections 3.1 and 3.2 given by any Selling Member or Treasure Chest shall be deemed to be breached by reason of any inaccuracy if the inaccuracy of such representation or warranty was known by BKI, Purchaser or Guarantor, or any affiliate of BKI, Purchaser or Guarantor (other than Treasure Chest) at the time such representation or warranty was given.

                                   ARTICLE IV
                                    COVENANTS

         4.1. Covenants of Treasure Chest, the Selling Members, BKI, Purchaser and Guarantor.

              4.1.1. Conduct of Business. On and after the date hereof and until the Closing, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by BKI (with respect to acts of any one or more Selling Members) or the Members' Representative (with respect to acts of BKI) (in each case prior to or after the date hereof), none of the Selling Members nor BKI will take any action that would cause Treasure Chest to:

                                (a) (i) carry on the business of Treasure Chest
in a manner other than in the ordinary course, in substantially the same manner as heretofore conducted, or (ii) be unable to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, or preserve its relationship with customers, suppliers and others having business dealings with it, to the end that its Goodwill and going business shall be in all material respects unimpaired as of the Closing;

                                (b) violate, or be unable to comply in all
material respects with, any Laws applicable to Treasure Chest and its business;

                                (c) fail to maintain Treasure Chest's good
standing in its jurisdiction of organization and in the jurisdictions in which it is qualified to do business as a foreign limited liability company or fail to maintain any Licenses, governmental approvals or consents necessary for, or otherwise material to, Treasure Chest, and its business;

                                (d) merge or consolidate with, or agree to merge
or consolidated with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, of any other person;

                                (e) materially breach or be unable to perform in
all material respects any of its obligations under any Contracts and agreements and instruments relating to or affecting Treasure Chest and its business;

                                (f) declare, set aside, make or pay any dividend
or other distribution in respect of its Units or otherwise purchase or redeem, directly or indirectly, any Units, except that Treasure Chest shall continue to make normal quarterly cash flow distributions, determined in accordance with past practice and procedure in the ordinary course, through the Closing Date, as provided for in Section 1.2 hereof;

                                (g) issue or sell any Units, or any securities
convertible into or exchangeable for any such Units, or issue, sell, grant or enter into any subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind, contingently or otherwise, to purchase or otherwise acquire any such Units;

                                (h) incur any indebtedness for borrowed money,
issue or sell any debt securities or prepay any debt (including, without limitation, and borrowings from or prepayments to any Selling Member or other affiliate) except for the repayment of indebtedness pursuant to current amortization schedules in the ordinary course of business;

                                (i) amend either its Articles of Organization or
Operating Agreement;

                                (j) mortgage, pledge or otherwise subject to any
Lien (other than any Permitted Lien), any of its real property or other properties or assets, tangible or intangible, except in the ordinary course of business;

                                (k) forgive, cancel, compromise, waive or
release any debts, claims or rights, except for debts of, or claims and rights against, persons other than any Selling Member or other affiliate that are forgiven, canceled, compromised, waived or released in the ordinary course of business;

                                (1) amend, modify or terminate any existing
Contract or enter into (i) any agreement, commitment or other transaction, other than agreements entered into the ordinary course of business and involving an expenditure of less than $25,000 in each individual case and $100,000 in the aggregate (other than purchases of goods or services in the ordinary course), or
(ii) any agreement or commitment that, pursuant to its terms, is not cancelable without penalty on notice of 30 days or less from the end of the first month following the Closing Date;

                                (m) pay or commit to pay any bonus, other
incentive compensation, change in control or similar compensation to any officer, director, manager, employee, agent, consultant, Selling Member or affiliate, or grant or commit to grant to any officer, director, manager, employee, agent, consultant, Selling Member or affiliate any other increase in, or additional, compensation in any form, except for customary amounts in the ordinary course of business in accordance with prior practice;

                                (n) enter into, institute, adopt or amend or
commit to enter into, institute, adopt or amend any employment, consulting, retention, change-in-control, collective bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other employment, compensation or benefit plan, policy, agreement, trust, fund or arrangement in respect of or for the benefit of any officer, director, manager, employee, agent, consultant, Selling Member or affiliate (whether or not legally binding);

                                (o) incur, assume, guarantee or otherwise become
directly or indirectly liable with respect to any liability or obligation in excess of $25,000 in each case or $100,000 in the aggregate at any one time outstanding (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other person), other than agreements for purchases of goods or services in the ordinary course of business;

                                (p) sell any assets with a value in excess of
$10,000 in each case or $50,000 in the aggregate;

                                (q) transfer or grant any rights under, or enter
into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto;

                                (r) make any capital expenditures or capital
additions or improvements or incur capital maintenance expenses in excess of $25,000 in each case or $100,000 in the aggregate; provided, however, that notwithstanding anything in this Agreement to the contrary, the parties hereto agree that (i) capital maintenance expenses for the proper repair of the rip rap and replacement or purchase of the carpet on the third deck, the slot club embosser, computer system for generated comps and two kitchen broilers shall be paid or accrued prior to the Effective Date, and (ii) that all normal and ordinary course maintenance and repairs shall be continued consistent with prior practices through the Effective Date;

                                (s) institute, settle or agree to settle any
litigation, action or proceeding before any court or governmental body other than in the ordinary course of business consistent with prior practice but not in any case involving amounts in excess of $25,000 in each case or $100,000 in the aggregate; or

                                (t) enter into any transaction, Contract or
commitment other than in the ordinary course of business or, except for the payment or accrual of a fee not to exceed $1,500,000 to DLJ (as hereinafter defined) under the DLJ Agreement, pay or agree to pay any legal (other than reasonable attorneys' fees as provided for in Section 8. 1), accounting, brokerage or finder's fee or commission, taxes or other expenses in connection with, or incur any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby.

                                (u) make any change in the accounting practices
or procedures of Treasure Chest, including but not limited to changes in reserve policies or treatment of capital expenditures or capital maintenance expenses.

              4.1.2. Access and Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each of Treasure Chest, the Selling Members, BKI, Purchaser, Guarantor and persons acting on behalf of any of them will (and their respective accountants, counsel, consultants, employees and agents will) give the other parties, Purchaser and their respective accountants, counsel, consultants, employees and agents, full access (except as to privileged communications) during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all of the assets, properties, books, Contracts, commitments, reports and records of Treasure Chest, as such requesting party shall from time to time reasonably request.

              4.1.3. Public Announcements. Except as required by Law, none of Treasure Chest, any Selling Member, BKI, Purchaser or Guarantor shall, nor shall any person acting on behalf of any of them, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties. BKI shall consult with Treasure Chest regarding the content of any public announcement required by Law prior to such announcement, and shall in good faith incorporate the comments of Treasure Chest into such announcement to the extent permitted by Law.

         4.2. Additional Covenants of Treasure Chest and the Selling Members.

              4.2.1. Payment to Donaldson, Lufkin & Jenrette. Any and all fees and expenses required to be paid by Treasure Chest to Donaldson, Lufkin & Jenrette ("DLJ"), pursuant to that certain engagement letter, dated January 22, 1997, a copy of which has been provided to BKI (the "DLJ Agreement"), shall be paid or accrued by Treasure Chest prior to the Effective Date; provided, however, that such payment or accrual shall not exceed $1,500,000. Any additional fees or expenses due to DLJ, pursuant to the DLJ Agreement or otherwise, and any other broker's or finder's fee or commission due to any party as a consequence of the transactions contemplated by this Agreement, shall be paid by the Selling Members.

              4.2.2. Waiver of Right of First Refusal. BKI, Treasure Chest and each of the Selling Members hereby (i) agrees that the provisions of Article 8 of the Amended and Restated Operating Agreement of Treasure Chest, as amended, shall not be applicable to the transactions contemplated by this Agreement, and
(ii) waives any rights thereunder, or any similar rights with respect to such transactions.

              4.2.3. Noncompetition. Each Selling Member severely agrees that for a period of two years following the Closing, without the written consent of BKI, neither such Selling Member nor his, her or its affiliates shall, directly or indirectly, through equity ownership or otherwise, own, operate, make an investment (including loans) in, or serve as an officer, director, manager, employee, consultant or agent of (collectively, an "Engagement") a business engaged in one or more or all of riverboat, land-based, barge or dockside casino-style gaming anywhere within the parishes of Orleans, Jefferson, St. Charles, St. James, St. Tammany, Plaquemines or St. Bernand in the State of Louisiana; provided, however, this Section 4.2.3 shall not apply to (i) Engagements by such Selling Member or his, her or its affiliates in video poker operations, or horse racing (excluding slot operations conducted at such horse racing facility), (ii) investments in publicly traded companies in which such Selling Member and his, her or its affiliates, in the aggregate, do not own and, following such investment, will not own, more than two percent of the voting securities, or (iii) the provision of legal, lobbying or governmental relations services.

              4.2.4. Termination of Certain Agreements. On the Effective Date, except as expressly agreed to in writing by Purchaser, in its sole and absolute discretion, each and every Contract between or among Treasure Chest, on the one hand, and (i) any one or more Selling Members and/or (ii) any one or more affiliates of a Selling Member, on the other hand, including without limitation those Contracts listed in Schedule 3.2.10(b) hereto, shall be terminated in its entirely, without cost or liability to BKI, Treasure Chest or such Selling Member or affiliate. The Selling Members release BKI and Treasure Chest from any and all claims, obligations, liabilities or causes of action relating to or arising under any such Contract with any Selling Member or any of their affiliates, except as set forth in Section 2.4 and except with respect to legal services provided by Adams and Reese, L.L.P. and with respect to amounts accrued or outstanding at the Effective Date and payable under any such Contract.

              4.2.5. Trade Names, Trademarks or Service Marks. The Members' Representative shall cause Treasure Chest Casino, Inc., a Louisiana corporation, to change its corporate name prior to the Closing Date to a name that does not contain the words "Treasure Chest." Each of the Selling Members agrees that he, she or it will not use any trade name, trademark or service mark confusingly similar to any trade name, trademark or service mark used by Treasure Chest, including without limitation any such name or mark containing the words "Treasure Chest." Each of the Selling Members further consents to the use and registration by Treasure Chest of any such name or mark, and agrees that it will not oppose or petition to cancel any such registration or application therefor.

              4.2.6. Further Actions. (a) Treasure Chest and the Selling Members agree to use, and to cause all persons acting on its and their behalf to use, all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                                (b) Treasure Chest and the Selling Members will,
as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or, supplied by it or them pursuant to Law in connection with this Agreement and the consummation of the transactions contemplated hereby.

                                (c) Treasure Chest and the Selling Members as
promptly as practicable, will use all reasonable efforts to obtain, or cause to be obtained, all consents (including, without limitation, all governmental approvals and any consent required under any Contract) necessary to be obtained by it or them in order to consummate the transactions contemplated by this Agreement.

                                (d) Treasure Chest and the Selling Members will,
and will cause all persons acting on its or their behalf to, coordinate and cooperate with BKI in exchanging such information and supplying such assistance as may be reasonably requested by BKI in connection with the filings and other actions contemplated by Sections 4.3.1 and 4.4.

                                (e) At all times prior to the Closing, Treasure
Chest and the Selling Members shall promptly notify BKI in writing of any fact, condition, event or occurrence (including any fact that would cause the representations and warranties of Treasure Chest and the Selling Members set forth in this Agreement to be incorrect in any material respect) that: (i) will or may result in the failure of any of the conditions contained in Sections 5.1 and 5.2 to be satisfied, or (ii) individually or in the aggregate, could, to the knowledge of Treasure Chest or any Selling Member, reasonably be expected to have or result in a Material Adverse Effect or could cause a breach of Section 4.1.1, promptly upon becoming aware of same.

              4.2.7. Further Assurances. Following the Closing, Treasure Chest and the Selling Members shall, and shall cause all persons acting on its or their behalf to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by BKI or

Purchaser, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

         4.3. Additional Covenants of BKI, Purchaser and Guarantor.

              4.3.1. Further Actions. (a) BKI, Purchaser and Guarantor agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date.

                                (b) BKI, Purchaser and Guarantor will, as
promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by it or Purchaser pursuant to Law in connection with this Agreement and the consummation of the transactions contemplated hereby.

                                (c) BKI, Purchaser and Guarantor as promptly as
practicable, will use all reasonable efforts to obtain or cause to be obtained, all consents (including, without limitation, all governmental approvals) necessary to be obtained by it and other persons acting on its behalf in order to consummate the transactions contemplated by this Agreement.

                                (d) BKI, Purchaser and Guarantor will coordinate
and cooperate with Treasure Chest and the Selling Members in exchanging such information and supplying such assistance as may be reasonably requested by Treasure Chest and the Selling Members in connection with the filings and other actions contemplated by Sections 4.2.6 and 4.4.

                                (e) At all times prior to the Closing, BKI,
Purchaser and Guarantor shall promptly notify Treasure Chest in writing of any fact, condition, event or occurrence (including any fact that would cause any of the representations and warranties of BKI, Purchaser and Guarantor set forth in this Agreement to be incorrect in any material respect) that will or may result in the failure of any of the conditions contained in Section 5.1. and 5.3 to be satisfied, promptly upon becoming aware of the same.

              4.3.2. Repayment of Certain Indebtedness. At the Closing, BKI, Purchaser and Guarantor will cause Treasure Chest to repay the outstanding balance of that certain indebtedness of Treasure Chest to (i) Whitney National Bank in the original principal amount of $8,500,000; (ii) Caterpillar Financial Services Corporation in the original principal amount of $13,500,000; and (iii) Guidry in the original principal amount of $4,000,000.

              4.3.3. Further Assurances. Following the Closing, BKI, Purchaser and Guarantor shall, and shall cause their affiliates to, from time to time, execute and deliver such additional instruments, documents conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Treasure Chest or the Selling Members, to confirm and assure the rights and obligations provided for in this Agreement and in the Escrow Agreement and the Guaranty and render effective the consummation of the transactions contemplated hereby and thereby.

         4.4. HSR Filing. Each of Treasure Chest, BKI, Purchaser and the Selling Members will, as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"). Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of Treasure Chest, BKI and the Selling Members will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of Treasure Chest, BKI and the Selling Members will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of Treasure Chest, BKI and the Selling Members will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Units.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1. Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

              5.1.1. No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Law, including any order, injunction, decree or judgment of any court or governmental authority. No court or governmental authority shall have determined any Law to make illegal the consummation of the transactions contemplated hereby or by the Escrow Agreement or the Guaranty, and no proceedings with respect to the application of any such Law to such effect shall be pending or be threatened by any governmental authority.

              5.1.2. Gaming Authority Approvals. All approvals necessary from the Louisiana Gaming Control Board, the Illinois Gaming Board, the Mississippi Gaming Commission and the Missouri Gaming Commission shall have been obtained.

              5.1.3 City of Kenner Approval. The City of Kenner shall have consented to the purchase by Purchaser of the Units, as required under that certain lease between the City of Kenner and Treasure Chest, dated as of September 17, 1993) (the "Kenner Lease").

              5.1.4. HSR Clearance. In respect of the notifications that may be required pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.

              5.1.5. Corporate Proceedings. All corporate and other proceedings of Treasure Chest, on the one hand, and BKI, Guarantor and Purchaser, on the other hand, in connection with this Agreement, the Escrow Agreement and the Guaranty and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in substance and form to BKI and its counsel, on the one hand, and Treasure Chest, its counsel and the Members' Representative, on the other hand, and BKI and its counsel, on the one hand, and Treasure Chest, its counsel and the Members' Representative, on the other hand shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

         5.2. Conditions to Obligations of BKI, Purchaser and Guarantor. The obligations of BKI, Purchaser and Guarantor to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by BKI and Purchaser) on or prior to the Closing Date of the following conditions:

              5.2.1. Representations; Performance. The representations and warranties of Treasure Chest, Guidry and the Selling Members contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof, and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation and warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) on and as of the Closing Date with the same effect as though made on and as of the Closing Date. Treasure Chest and the Selling Members shall have duty performed and compiled in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date. Treasure Chest, Guidry and the Selling Members shall have delivered to BKI and Purchaser a certificate, dated the Closing Date and signed by Treasure Chest's duly authorized officer and by the Members' Representative to the foregoing effect.

              5.2.2. Consents. Treasure Chest or the Members' Representative shall have obtained and shall have delivered to BKI and Purchaser copies of (i) all governmental approvals required to be obtained by Treasure Chest or any Selling Member in connection with the execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby; and (ii) all consents (including, without limitation, all consents required under any Contract) not included in clause (i), except for any such other consents the failure of which to be made or obtained, individually and in the aggregate, would not adversely affect the ability of Treasure Chest or any Selling Member to consummate the sale and transfer of the Units pursuant to this Agreement.

              5.2.3. No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the Balance Sheet Date that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect.

              5.2.4. Escrow Agreement. Each of the Selling Members shall have entered into the Escrow Agreement with BKI, Purchaser and the Escrow Agent.

              5.2.5. Opinion of Counsel. BKI and Purchaser shall have received an opinion, addressed to them and dated the Closing Date, from counsel for Treasure Chest, substantially in the form attached hereto as Exhibit F.

              5.2.6. Transfer Documents. The Selling Members shall have delivered to Purchaser at the Closing all documents, certificates and agreements necessary to transfer to Purchaser good and marketable title to the Units, free and clear of any and all Liens thereon, including without limitation, certificates representing all of the Units, duly endorsed in blank or accompanied by other instruments of transfer duly executed in blank.

              5.2.7. Amendments of Operating Agreement and Articles of Organization. The Members' Representative shall have delivered to BKI and Purchaser the Unanimous Consent of the Members and Manager and the Amendment and Restatement of the Articles of Organization as provided in Section 2.3 of this Agreement.

              5.2.8. Certain Resignations. All Managers whose resignations shall have been requested by BKI not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

              5.2.9. Estoppel Letter. Treasure Chest shall have delivered to BKI and Purchaser an estoppel letter, reasonably satisfactory to BKI, from the lessor of the Kenner Lease, to the effect that Treasure Chest has paid all rent and other amounts due under such lease, is not otherwise in default in any material respect thereunder and consenting to the transactions contemplated by this Agreement.

         5.3. Conditions to Obligations of Treasure Chest and the Selling Members. The obligations of Treasure Chest and the Selling Members to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver in writing by Treasure Chest or the Members' Representative, as the case may be), on or prior to the Closing Date, of the following conditions:

              5.3.1. Representations; Performance, etc. The representations and warranties of BKI, Purchaser and Guarantor contained in this Agreement (i) shall be true and correct in all respects (in the case of any representation or warranty containing an materiality qualification ) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification ) on and as of the Closing Date with the same effect as though made at and as of the Closing Date. BKI, Purchaser and Guarantor shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or compiled with by them prior to or on the Closing Date. BKI, Purchaser and Guarantor shall have delivered to Treasure Chest a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

              5.3.2. Escrow Agreement. BKI and Purchaser shall have executed and delivered the Escrow Agreement.

              5.3.3. Consents. BKI, Purchaser or Guarantor shall have obtained and shall have delivered to Treasure Chest and the Members' Representative copies of (i) governmental approvals required to be obtained by BKI, Purchaser or Guarantor in connection with the execution and delivery of the Agreement and the Escrow Agreement and the Guaranty and the consummation of the transactions contemplated hereby or thereby, (ii) all consents (including, without limitation, all consents required under any Contract) not included in clause
(i), except for any such other consents the failure of which to be made or obtained, individually and in the aggregate, would not adversely affect the ability of BKI, Purchaser or Guarantor to perform their respective obligations hereunder and under the Escrow Agreement and the Guaranty.

              5.3.4. Opinion of Counsel. Treasure Chest and the Members' Representative shall have received an opinion, addressed to Treasure Chest and each Selling Member and dated the Closing Date, from counsel for BKI, Purchaser and Guarantor substantially in the form attached hereto as Exhibit G.

                                   ARTICLE VI
                                   TERMINATION

         6.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

              (a) by the written agreement of each of BKI, Purchaser, Guarantor, Treasure Chest and the Members' Representative;

              (b) by either BKI or the Members' Representative, by written notice to the other party hereto by 5:00 p.m., New Orleans time, on September 15, 1997, the Closing shall not have occurred by September 15, 1997 (unless the failure of the Closing to occur shall be due to any breach of this Agreement by the party seeking to terminate), unless such date shall be extended by the mutual written consent of each of BKI, Treasure Chest and the Members' Representative;

              (c) by the Members' Representative, if there has been a material breach on the part of BKI, Purchaser or Guarantor in the representations, warranties or covenants of BKI, Purchaser or Guarantor set forth herein, or a failure on the part of BKI to perform its obligations hereunder; provided, however, that Treasure Chest and the Selling Members shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed and complied with by Treasure Chest and the Selling Members prior to such time, or any other events or circumstances shall have occurred such that, in any such case, any of the conditions to the Closing set forth in Section 5.1 or 5.3 could not be satisfied on or prior to the termination date contemplated by Section 6.1(b) hereof;

              (d) by BKI, Purchaser or Guarantor if there has been a material breach on the part of Treasure Chest or the Selling Members in the representations, warranties or covenants of Treasure Chest or the Selling Members set forth herein or any failure on the part of Treasure Chest or the Selling Members to perform their respective obligations hereunder; provided, however, that BKI, Purchaser and Guarantor shall have performed and complied with, in all material respects, all agreements and covenants required by this Agreement to have been performed or complied with by each of them prior to such time, or any other events or circumstances shall have occurred such that, in any case, any of the conditions to the Closing set forth in Sections 5.1 and 5.2 could not be satisfied on or prior to the termination date contemplated by
Section 6.1(b) hereof;

              (e) by either Members' Representative or BKI if BKI, Purchaser or Guarantor has received a notification in writing from the Illinois Gaming Board, the Mississippi Gaming Commission, or the Missouri Gaming Commission that the transactions contemplated by this Agreement will not be approved. If BKI, Purchaser or Guarantor receives such written notification from either the Illinois Gaming Board, the Mississippi Gaming Commission or the Missouri Gaming Commission, the Members' Representative shall be notified immediately; or

              (f) by either Members' Representative, BKI, Purchaser or Guarantor if any party to this Agreement receives written notification from the Louisiana Gaming Control Board or its counsel that the transactions contemplated by this Agreement will not be approved on or before September 15, 1997.

         6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 6. 1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, managers, employees, agents. consultants, representatives, advisors, stockholders, members or affiliates, except as specified in Section 7.3 and except for any liability resulting from such party's breach of this Agreement.

                                   ARTICLE VII
                                 INDEMNIFICATION

         7.1. Indemnification by Selling Members.

              (a) Each Selling Member (as to himself, herself or itself but not as to any other Selling Member), severally and subject to the limitations set forth herein, will defend, indemnify and hold harmless BKI, Purchaser and their respective directors, officers, employees, representatives and affiliates (including without limitation, after the Closing, Treasure Chest) (collectively, the "Purchaser Indemnitees"), for the periods set forth in Section 7.8 from, against and in respect of any and all claims, demands, actions and proceedings (collectively, "Claims"), and pay or reimburse the Purchaser Indemnities for and in respect of any and all damages, losses, costs, liabilities and expenses, including, without any limitation, reasonable legal fees (but excluding any indirect or consequential loss or damage including but not limited to loss of profits or opportunity) (collectively, "Damages"), arising out of any misrepresentation or breach of or default in connection with any of the representations or warranties made or given by such Selling Member in Sections
3.1.1. 3.1.2 and 3.1.3.

              (b) Each Selling Member (as to himself, herself or itself but not as to any other Selling Member), severally and subject to the limitations set forth herein, will defend, indemnify and hold harmless the Purchaser Indemnitees, for the periods set forth in Section 7.8 from, against and in respect of any and all Claims and Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants or agreements made or given by such Selling Member or Treasure Chest in this Agreement (excepting any representations or warranties set forth in Sections 3.1.1, 3.1.2 and 3.1.3, which shall be governed by Section
7.1 (a)).

         7.2. Limitations on Indemnity By Selling Members.

              (a) The aggregate amount of all Claims and Damages against a Selling Member under Section 7.1 shall be limited to the aggregate of such Selling Member's interest in the Adjusted Cash Amount and the Escrow Fund as determined under Section 1.2 of this Agreement.

              (b) Claims for indemnity under Section 7.1 (a) shall be made solely against the responsible Selling Member and no Claims and Damages under
Section 7.1(a) may be recovered by Purchaser Indemnitees from the Escrow Fund except to the extent permitted by clause (f) of this Section 7.2.

              (c) All Claims and Damages with respect to a Selling Member under
Section 7.1(b) shall be reduced by 15 percent in determining the amount of such Claims and Damages.

              (d) All claims for indemnity under Section 7.l(b) against any Selling Member except Guidry shall be timely made and enforced solely against the Escrow Fund pursuant to and in accordance with the terms and conditions of the Escrow Agreement.

              (e) All claims for indemnity under Section 7.1(b) against Guidry may, in BKI's sole discretion, be made and enforced against either or both of Guidry and the Escrow Fund pursuant to and in accordance with the terms and conditions of the Escrow Agreement.

              (f) If there remain funds in the Escrow Fund on the one year anniversary of the Closing Date, the Purchaser Indemnitees may, pursuant to and in accordance with the terms and conditions of the Escrow Agreement, enforce against such remaining funds on or before the Final Demand Date (as defined in the Escrow Agreement) (but not thereafter) claims for indemnification against Selling Members arising under Section 7.1(a).

              (g) No claims for indemnification under Section 7.1(b) shall arise with respect to the breach of any representation or warranty by any Selling Member or Treasure Chest if the inaccuracy of such representation or warranty was known by BKI, Purchaser or Guarantor or any affiliate of BKI, Purchaser or Guarantor (other than Treasure Chest) at the time such representation or warranty was given.

              (h) Notwithstanding any representation or warranty of or indemnification by any Selling Member or Treasure Chest or any other terms or provisions of this Agreement, Purchaser, Guarantor and, following the Closing, Treasure Chest agree to assume the risk of and do hereby unconditionally relieve, release and discharge each Selling Member from, any damage, liability, risk, consequence or loss which may arise out of or result, directly or indirectly, from any Cruising Risks, except for fines and penalties assessed for any violations relating to cruising prior to the Effective Date. Any fines and penalties assessed for any violations relating to cruising prior to the Effective Date shall be deemed to be a liability resulting in a post-closing Purchase Price Adjustment in accordance with the terms and provisions of Section 1.3.

              (i) Notwithstanding any representation or warranty of or indemnification by any Selling Member or Treasure Chest or any other terms or provisions of this Agreement, BKI, Purchaser, Guarantor and, following the Closing, Treasure Chest agree to assume the risk of, and do hereby unconditionally relieve, release and discharge each Selling Member from any and all liability, risk, damage, consequence or loss which may arise out of or result, directly or indirectly, from any License Risks.

         7.3. Indemnification by BKI, Purchaser and Guarantor. BKI, Purchaser and Guarantor, as solidary obligors, covenant and agree to defend, indemnify and hold harmless each Selling Member and his, her or its respective agents, advisors, representatives and affiliates (collectively, the "Selling Indemnitees"), for the periods set forth in Section 7.8, from and against any and all Claims and Damages resulting from or arising out of:

              (a) any misrepresentation or breach of or default in connection with any representation or warranty by BKI, Purchaser or Guarantor made or contained in this Agreement or in connection herewith; and

              (b) any failure of BKI, Guarantor or Purchaser to perform, or any breach of or default in connection with, any covenant or agreement hereunder or under the Escrow Agreement or the Guaranty.

         7.4. Determination of Indemnification Amounts. The amount payable in respect of any claim for indemnification under Sections 7.1 and 7.3 hereof shall be determined by agreement between the Indemnified Party and the Indemnifying Party (as such terms are hereinafter defined) or by final judgment or award entered by a court or arbitration panel of competent jurisdiction in favor of the Indemnified Party and against the Indemnifying Party.

         7.5. General Limitations on Indemnification. Notwithstanding the provisions of Sections 7.1, 7.2 and 7.3 hereof, a party otherwise required to provide indemnification under Section 7.1 or 7.3 shall not be liable for indemnification pursuant hereto to the extent that any Claims or Damages are found by a court or arbitration panel of competent jurisdiction, after full hearing on the merits, to have resulted from the fraudulent, grossly negligent, bad faith or criminal act or omission of a party otherwise entitled to indemnification hereunder or of such party's officers, directors, employees, agents, advisers, representatives or affiliates.

         7.6. Adjustments to Indemnification Payments. Without limiting the obligations of the Indemnifying Party under this Agreement (including the timely indemnification of the Indemnified Party), any payment made by any Selling Member to any Purchaser Indemnitee, on the one hand, or by BKI, Purchaser or Guarantor to any Seller Indemnitee, on the other hand, pursuant to this Article VII in respect of any Claim shall be net of any insurance proceeds realized by and paid to the Indemnified Party in respect of such Claim by any insurer or insured, by any Purchaser Indemnitee or by any Seller Indemnitee or by any consolidated, combined or unitary group of which such Purchaser Indemnitee or Seller Indemnitee is a member. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any Claim for which it is seeking indemnification pursuant to this Article VII; provided, however, that the Indemnified Party shall not be obligated to make such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the indemnified Party, would exceed the value of the Claim for which the Indemnified Party is seeking indemnification. In the event the Indemnified Party receives such insurance proceeds after being indemnified by the Indemnifying Party with respect to any Damage, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds (less attorneys' fees and other expenses incurred in connection with such recovery) paid to the Indemnified Party.

         7.7. Indemnification Procedures. In the case of any Claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification

(the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any Claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such Claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any Claim subject to indemnification hereunder or any proposed settlement of any such Claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such Claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such Claim or demand and shall be entitled to settle or agree to pay in full such Claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Claim or litigation subject to this Article VII and the records of each shall be available to the other with respect to such defense.

         7.8. Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the consummation of the transactions contemplated herein, and shall continue in full force and effect and remain operative, unless the Agreement is earlier terminated in accordance with its terms, until the date that is 18 months after the Closing Date, whereupon such representations and warranties will expire, except that the representations and warranties of the Selling Members set forth in Section 3.1.2 will survive without limitation, subject to the limitations set forth in Section 3.5.


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

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. Expenses. Except as otherwise expressly provided herein, the Selling Members, on the one hand, and BKI, Purchaser and Guarantor, on the other hand, shall bear their respective expenses, costs and fees (including attorneys' and auditors' fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. Treasure Chest shall pay fees and expenses required by the DLJ Agreement as permitted herein, and the filing fees required under the HSR Act, but shall bear no other expense, cost or fee in connection with the transactions contemplated hereby (other than reasonable attorneys' fees which shall be paid or accrued by Treasure Chest on or as of the Effective Date).

         8.2. Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

         8.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be sufficient if in writing, and sent by facsimile transmission and by overnight courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

                                    (i)    If to Treasure Chest, Selling Members
                                           or the Members' Representative, at:

                                           Treasure Chest Casino, L.L.C.
                                           c/o Robert J. Guidry
                                           3817 Spencer Street
                                           Harvey, Louisiana 70058
                                           Facsimile: 504/348-8060

                                           With a copy (which shall not
                                           constitute notice) to:

                                           Adams and Reese, L.L.P.
                                           4500 One Shell Square
                                           New Orleans, Louisiana 70139
                                           Attn: Louis A. Wilson, Jr.
                                           Facsimile: 504/566-0210

                                   (ii)    If to BKI, Purchaser or Guarantor at:

                                           Boyd Kenner, Inc.
                                           Boyd Louisiana, L.L.C.
                                           c/o Boyd Gaming Corporation
                                           2950 S. Industrial Road
                                           Las Vegas, Nevada 89109-1100
                                           Attn:  Brian A. Larson
                                           Facsimile: 702/792-7335

                                           With a copy (which shall not
                                           constitute notice) to:

                                           McGlinchey Stafford

                                           A Professional Limited Liability
                                              Company
                                           One American Place, 9th Floor
                                           Baton Rouge, Louisiana 70825
                                           Attn:  Paul S. West
                                           Facsimile: 504/343-3076

or to such other address as any of the foregoing shall specify by written notice so given, such notice shall be deemed to have been received (a) if by telecopy, when receipt is confirmed (unless the receiving party demonstrates within 24 hours that the transmission as received was substantially unreadable), (b) if by courier service or hand delivery, on the next business following deposit or delivery of the notice with the courier or deliver service, and (c) if certified or registered mail, on the fifth business day after the mailing thereof.

         8.4. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         8.5. Entire Agreement. This Agreement and the Escrow Agreement and the Guaranty (each when executed and delivered) and the representations, warranties, agreements and covenants contained herein and therein constitute the entire agreement and supersede all prior agreements, understandings, representations, warranties, covenants and discussions, both written and oral between the parties with respect to the subject matter hereof.

         8.6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Execution and delivery of counterpart copies of this Agreement may be effected by facsimile transmission as provided for in Section 8.3 hereof.

         8.7. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana (regardless of the laws that might otherwise govern under applicable principles of conflicts of law). The parties agree that disputes arising out of this Agreement shall be litigated in the 24th Judicial District Court for the Parish of Jefferson.

         8.8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

         8.9. Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

         8.10. No Third Party Beneficiaries. Except as provided in Section 7.1 with respect to indemnification hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

         8.11. Amendment Waiver, Limitations, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

         8.12. Confidentiality. Except as otherwise provided in this Agreement, each party to this Agreement will, and will cause its affiliates (and their respective accountants, counsel, consultants, employees and agents to whom they such disclose information) to, keep confidential and not disclose all information obtained by and in the possession of such party and its affiliates or to which such party and its affiliates are given access that in any way relates to the business or operations of the other party hereto. The provisions of this Section 8.12 shall not apply to the disclosure by any party hereto or their respective affiliates of any information, document or materials (i) which are, or become, publicly available, other than by reason of a breach of this
Section 8.12 by the disclosing party or any affiliate of the disclosing parry,
(ii) received from a third party not bound by any confidentiality agreement with the other party hereto, (iii) required by Law to be disclosed by such party, or
(iv) necessary to establish such party's rights under any of this Agreement, the Escrow Agreement or the Guaranty; provided that, in the case of clauses (iii) and (iv), the person intending to make disclosure of confidential information will promptly notify the party to whom it is obligated to keep such information confidential and, to the extent practicable, provide such party a reasonable opportunity to prevent public disclosure of such information. If the transactions contemplated by this Agreement are not consummated, such information will be immediately returned to the applicable party (to the extent such information consists of originals or copies of records, documents, reports or other written materials).

         8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Louisiana court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         8.14. Members' Representative. The Selling Members shall appoint Robert
J. Guidry as the members' representative (the "Members' Representative") and attorney-in-fact pursuant to the Power of Attorney attached hereto as Exhibit H, and the Members' Representative shall accept such appointment. The Members' Representative shall have full authority to exercise (or refrain from exercising) all rights and powers of each Selling Member hereunder, and each Selling Member agrees to be bound by any and all actions taken by the Members' Representative in his capacity as such. The Selling Members agree to hold the Members' Representative harmless for all actions taken by him in good faith in such capacity.

         8.15. Intervention. Each spouse of a Selling Member (an "Intervenor") hereby intervenes in this Agreement, for the purpose of specifically consenting to the sale of such Selling Member's Units in accordance with this Agreement and agreeing to the terms and conditions hereof. Each Selling Member agrees that in the event he or she marries prior to the Closing Date, he or she will cause his or her spouse to execute a counterpart to this Agreement as an additional Intervenor.

         8.16. Section 754 Election; Tax Return for Year of Termination. Each Selling Member acknowledges that, at the election of BKI and Purchaser, Treasure Chest shall make the election provided for by Section 754 of the Internal Revenue Code of 1986 (the "Code") (and any comparable election under state or local tax laws) and may cause Treasure Chest to file such election with respect to the partnership tax return filed by Treasure Chest for the taxable year that includes the date of termination of Treasure Chest under Section 708(b)(1)(B) of the Code. BKI shall cause Treasure Chest to prepare and file the Form 1065 partnership tax return for the taxable year that includes the date of termination of Treasure Chest under Section 708(b)(1)(B) of the Code as well as any similar returns of income required to be filed by Treasure Chest under state or local tax laws.

         8.17. Construction. The parties acknowledge that they have participated fully in the negotiation and preparation of this Agreement, and therefore agree that this Agreement shall be interpreted without giving effect to any principle of construction that would otherwise require this Agreement or any provision hereof to be construed against a party because such party drafted this Agreement or any provision hereof or is otherwise deemed to have imposed a provision hereof.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                         BOYD KENNER, INC.

                                         By _______________________________
                                         Name:  William S. Boyd
                                         Title:  President

                                         BOYD LOUISIANA, L.L.C.

                                         By _______________________________
                                         Name:  William S. Boyd
                                         Title:  Manager

                                         BOYD GAMING CORPORATION

                                         By _______________________________
                                         Name:  William S. Boyd
                                         Title: Chairman & Chief Executive
                                                Officer

                                         TREASURE CHEST CASINO, L.L.C.

                                         By _______________________________
                                         Name:
                                         Title:

                                         __________________________________
                                         Robert J. Guidry,
                                         Members' Representative
                                         and Selling Member

                                         __________________________________
                                         Dick J. Guidry, Selling Member


                                         __________________________________
                                         Robert A. Vosbein, Selling Member